Exhibit (h)(17)

Dated: September 18, 2006

AMENDED SCHEDULE A TO THE
SUB-ADMINISTRATION AGREEMENT
BETWEEN
TD ASSET MANAGEMENT USA INC.
AND
FUNDS DISTRIBUTOR, INC.

Names of Funds/Portfolios

TD ASSET MANAGEMENT USA FUNDS INC.

TDAM Money Market Portfolio
TDAM U.S. Government Portfolio
TDAM Municipal Portfolio
TDAM California Municipal Money Market Portfolio
TDAM New York Municipal Money Market Portfolio
TDAM Short-Term Investment Fund
TDAM Short-Term Bond Fund
TDAM Institutional Money Market Fund
TDAM Institutional U.S. Government Fund

TD ASSET MANAGEMENT USA INC.

By:	/s/ Michele Teichner Michele Teichner, Managing Director

FUNDS DISTRIBUTOR, INC.

By:	/s/ Brian Bey Brian Bey, President